Exhibit 10.4
OM GROUP, INC.
BENEFIT RESTORATION PLAN
(Frozen Post-2004/Pre-2008 Terms)

OM GROUP, INC.
BENEFIT RESTORATION PLAN
(Frozen Post-2004/Pre-2008 Terms)
TABLE OF CONTENTS

Section	Page
ARTICLE I
DEFINITIONS

1.1	Definitions	2
1.2	Construction	5
ARTICLE II
ELIGIBILITY FOR PLAN PARTICIPATION

2.1	Continued Participation	6
2.2	New Participants	6
ARTICLE III
SUPPLEMENTAL 401(K) CONTRIBUTIONS

3.1	Amount of Supplemental Contributions	7
3.2	Earnings	7
ARTICLE IV
VESTING

4.1	Vesting Schedule	9
4.2	Forfeiture for Cause	9
ARTICLE V
DISTRIBUTIONS

5.1	Distribution Upon Separation from Service	10
5.2	Method of Distribution	10
5.3	Time of Payments	10
5.4	Distribution Elections of Participants	10
5.5	Special Transition Elections	11
5.6	Alternative Payment Forms	11
5.7	Payment upon Change in Control	12
5.8	Distributions upon Death	12
5.9	Taxes	12

ARTICLE VI BENEFICIARIES	13
ARTICLE VII
ADMINISTRATIVE PROVISIONS

7.1	Administration	14
7.2	Powers and Authorities of the Committee	14
7.3	Indemnification	14

ARTICLE VII AMENDMENT AND TERMINATION	15
ARTICLE IX
MISCELLANEOUS

9.1	Non-Alienation of Benefits	16
9.2	Payment of Benefits to Others	16
9.3	Plan Non-Contractual	16
9.4	Funding	16
9.5	Claims of Other Persons	17
9.6	Section 409A	17
9.7	Severability	18
9.8	Governing Law	18
Exhibit A		19

OM GROUP, INC.
BENEFIT RESTORATION PLAN
(Frozen Post-2004/Pre-2008 Terms)
     WHEREAS, effective as of January 1, 1995, Mooney Chemicals, Inc., the predecessor plan sponsor to OM Group, Inc. (hereinafter referred to as the “Company”), established the Mooney Chemicals, Inc. Benefit Restoration Plan, which is now known as the OM Group, Inc. Benefit Restoration Plan (hereinafter referred to as the “Plan”), for a select group of its management employees; and
     WHEREAS, in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (hereinafter referred to as “Section 409A”) and to facilitate the administration of benefits under the Plan, the Plan is hereby bifurcated effective as of January 1, 2005 into three parts, one part, which shall consist of the Plan, as in effect on October 3, 2004 (hereinafter referred to as the “Frozen Pre-2005 Terms”), and which is hereby frozen as of December 31, 2007, and shall not be modified, except as permitted under Section 409A, so as to preserve the grandfathered status of benefits and related earnings thereunder; the second part, which shall consist of the provisions of the Plan in effect from January 1, 2005 through December 31, 2007 (hereinafter referred to as the “Frozen Post-2004/Pre-2008 Terms”) and which is hereby frozen as of December 31, 2007, and the third part which shall consist of the provisions of the Plan on and after January 1, 2008 (hereinafter referred to as the “Post-2007 Terms”); and
     WHEREAS, the Frozen Post-2004/Pre-2008 Terms reflect the terms of the Plan adjusted to comply with Section 409A; and
     WHEREAS, the benefits under the Frozen Post-2004/Pre-2008 Terms portion of the Plan have been administered in good faith in accordance with the requirements of Section 409A and regulations and notices thereunder;
     NOW, THEREFORE, the Frozen Post-2004/Pre-2008 Terms are hereby set forth below.

ARTICLE I
DEFINITIONS
     1.1. Definitions. Except as otherwise required by the context, the terms used in the Plan shall have the meaning hereinafter set forth.
     (1) The term “Affiliate” shall mean any member of a controlled group of corporations (as determined under Section 414(b) of the Code) of which the Company is a member; any member of a group of trades or businesses under common control (as determined under Section 414(c) of the Code) with the Company; any member of an affiliated service group (as determined under Section 414(m) of the Code) of which the Company is a member; and any other entity which is required to be aggregated with the Company pursuant to the provisions of Section 414(o) of the Code.
     (2) The term “Beneficiary” shall mean the person or persons who, in accordance with the provisions of Article VI, shall be entitled to receive distribution hereunder in the event a Participant dies before his interest under the Plan has been distributed to him in full.
     (3) The term “Board” shall mean the Board of Directors of the Company.
     (4) The term “Capitol Accumulation Account” shall mean the account established in the name of a Participant to which Supplemental Contributions are credited in accordance with the provisions of Article III of the Plan.
     (5) The term “Cause” shall mean (i) an act or acts of dishonesty on the part of a Participant which are intended to result in his or her personal enrichment at the expense of the Company; (ii) any violation by a Participant of his or her obligations to the Company which is demonstrably willful and deliberate on his or her part and which results in material injury to the Company; (iii) the conviction of a Participant of a felony or of a crime involving moral turpitude; or (iv) any other intentional act (or failure to act) which is not in the best interests of the Company, specifically including but not limited to, those actions (or failures) which the Company has previously notified the Participant in writing are contrary to the best interest of the Company and which will constitute “Cause” under the Plan.
     (6) The term “Change in Control” shall mean a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company that constitutes a “change in control” under Section 409A.

     (7) The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.
     (8) The term “Company” shall mean OM Group, Inc., its corporate successors, and the surviving corporation resulting from any merger of OM Group, Inc. with any other corporation or corporations.
     (9) The term “Committee” shall mean the committee appointed by the Board to administer the Plan.
     (10) The term “Compensation” shall mean the total wages which are paid to a Participant during a Plan Year by the Company or an Affiliate for his services as an Employee while he is a Participant, including incentive compensation, commissions, bonuses, and elective contributions made on behalf of such Participant under the Plan or any other plan that are not includible in gross income under Sections 125 and 402(e)(3) of the Code, but excluding moving or educational reimbursement expenses, amounts deferred under any non-qualified deferred compensation program, amounts realized from the exercise of stock options, imputed income attributable to any fringe benefit, any amounts received in lieu of benefits under a plan that meets the requirements of Section 125 of the Code, and any cash amounts received pursuant to the cash or deferred arrangement under the OMG Profit Sharing Plan.
     (11) The term “Earnings” shall mean the annual amount credited to a Participant’s Capital Accumulation Account and calculated by multiplying the balance of the Participant’s Capital Accumulation Account on the first day of a Plan Year by the five-year rolling average annual composite yield on Moody’s Corporate Bond Yield Index for the immediately preceding five years as determined from Moody Bond Record published by Moody’s Investors Services, Inc. (or any successor thereto).
     (12) The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a section of ERISA shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such Section.
     (13) The term “Frozen Post-2004/Pre-2008 Terms” shall mean the terms of the Plan, as in effect for the period beginning January 1, 2005, and ending December 31, 2007 and frozen as of December 31, 2007.
     (14) The term “Frozen Pre-2005 Terms” shall mean the terms of the Plan as in effect on October 3, 2004, and frozen as of December 31, 2004.

     (15) The term “Highly Compensated/Select Management Group Employee” shall mean a common law employee of the Company or an Affiliate and who satisfies the provisions of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA.
     (16) The term “Maximum Contribution to the Profit Sharing Plan” shall mean the amount that the Company would contribute to the OMG Profit Sharing Plan on behalf of the Participant if the Participant did not elect to receive any of such amount in cash and the compensation and benefit limitations under the Code were of no effect.
     (17) The term “OMG Profit Sharing Plan’ shall mean the tax-qualified OMG Profit-Sharing and Retirement Savings Plan.
     (18) The term “Participant” shall mean any Highly Compensated/Select Management Group Employee who participates in the Plan pursuant to Article II of the Plan.
     (19) The term “Plan” shall mean the OM Group, Inc. Benefit Restoration Plan which shall consist of the Frozen Pre-2005 Terms, the Frozen Post-2004/Pre-2008 Terms, and the Post-2007 Terms.
     (20) The term “Plan Year” shall mean each calendar year beginning January 1 and ending December 31.
     (21) The term “Section 409A” shall mean Section 409A of the Code and the regulations and rulings promulgated thereunder.
     (22) The term “Separation from Service” shall mean the termination of employment of a Highly Compensated/Select Management Group Employee with the Company and all Affiliates for any reason other than death; provided, however, that an Company-approved leave of absence shall not be considered a termination of employment if the leave does not exceed six months or, if longer, so long as the Highly Compensated/Select Management Group Employee’s right to reemployment is provided either by statute or by contract. Notwithstanding the foregoing, whether or not a Highly Compensated/Select Management Group Employee has incurred a Separation from Service shall be determined in accordance with the provisions of Section 409A.
     (23) The term “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A.
     (24) The term “Supplemental Contributions” shall mean the contributions credited to a Participant under the Plan pursuant to Section 3.1.

     (25) The term “Trust” shall mean the grantor trust maintained by the Company to provide a source of funds to provide benefits under the Plan.
     (26) The term “Valuation Date” shall mean the last day of the Plan Year and any other date determined and specified as such by the Committee.
     1.2 Construction. Where necessary or appropriate to the meaning hereof, the singular shall be deemed to include the plural, the plural to include the singular, the masculine to include the feminine, and the feminine to include the masculine.

ARTICLE II
ELIGIBILITY FOR PLAN PARTICIPATION
     2.1 Continued Participation. Only Highly Compensated/Select Management Employees who are listed on Exhibit A and who were participating in the Plan on December 31, 2004, shall continue to participate in the Plan under the Frozen Post-2004/Pre-2008 Terms.
     2.2 New Participants. Any individual who becomes a Highly Compensated/Select Management Employee on or after January 1, 2005, and who is designated by the Board to participate in the Plan, shall participate in the Plan within 30 days of first becoming designated as a Participant; provided, that such Highly Compensated/Select Management Employee has not previously been eligible to participate in the Plan or in any other nonqualified account balance plan of the Company or any Affiliate that is required to be aggregated with the Plan under Section 409A.

ARTICLE III
SUPPLEMENTAL CONTRIBUTIONS
     3.1 Amount of Supplemental Contributions. Within the first calendar quarter of each Plan Year, the Capital Accumulation Account of each Participant shall be credited with an annual Supplemental Contribution equal to the following amount: (i) product of the Compensation of such Participant for the immediately preceding Plan Year multiplied by the percentage of the annual Company contribution to the OMG Profit-Sharing Plan for such Plan Year; (ii) reduced by the Maximum Contribution to the OMG Profit Sharing Plan for such Participant for such Plan Year; and then (iii) multiplied by a fraction, the numerator of which is the Maximum Contribution to the OMG Profit-Sharing Plan for such Participant for such Plan Year reduced by any amount that the Participant elected to receive in cash under the cash or deferred arrangement of the OMG Profit Sharing Plan for such Plan Year and the denominator of which is the Maximum Contribution to the OMG Profit-Sharing Plan for such Participant for the Plan Year. Notwithstanding the foregoing, the final Supplemental Contribution under the Frozen Post-2004/Pre-2008 Terms for a Participant shall be calculated in the manner hereinafter set forth and shall be credited within the first calendar quarter of 2008 to his or her Capital Accumulation Account:
(a)	an amount under clauses (i) and (ii) above shall be determined multiplied by a fraction under clause (iii), the numerator and denominator of which shall be 1; plus

(b)	an additional amount equal to the percentage of the profit sharing amount set by the Board with respect to 2007 multiplied by the Compensation of such Participant and then reduced by the actual profit sharing amount (prior to taxes and any other adjustment) paid in cash to such Participant in the first calendar quarter of 2008 shall be determined.
     3.2 Earnings. The Capital Accumulation Account of each Participant shall be credited annually with Earnings as of the earlier of the last day of each Plan Year, or the date of such

Participant’s Separation from Service, regardless of the freezing of Supplemental Contributions as provided in Section 3.1.

ARTICLE IV
VESTING
     4.1 Vesting Schedule. Except as provided in Section 4.2, effective as of January 1, 2005, each Participant shall be fully vested in the balance of his Capital Accumulation Account at all times.
     4.2 Forfeiture for Cause. Notwithstanding the provisions of Section 4.1, in the event that a Participant incurs a Separation from Service due to Cause, he shall forfeit all right to his Capital Accumulation Account.

ARTICLE V
DISTRIBUTION
     5.1 Distribution Upon Separation From Service. Subject to the provisions of Sections 5.4, 5.5, and 5.6 the entire balance credited to a Participant’s Capital Accumulation Account under the Frozen Post-2004/Pre-2008 Terms shall be distributed to such Participant or his Beneficiary after termination of such Participant’s Separation from Service pursuant to Sections 5.2, 5.3 and 5.4; provided, however, that notwithstanding any other provision of the Frozen Post-2004/Pre-2008 Terms, in the event a Participant is a Specified Employee and would receive payment of his Capital Accumulation Account due to Separation from Service, such Participant shall receive payment of his Capital Accumulation Account under the Frozen Post-2004/Pre-2008 Terms on the first day of the seventh month following his Separation from Service.
     5.2 Method of Distribution. Except as otherwise provided in Sections 5.3, 5.4, 5.5 and 5.6, the balance of a Participant’s Capital Accumulation Account shall be paid to the Participant, or his Beneficiary, if applicable, in a single sum cash payment determined as of the most recent Valuation Date.
     5.3 Time of Payments.  Except as otherwise may be provided in Sections 5.4, 5.5, and 5.6, distribution of the value of a Participant’s Capital Accumulation Account shall be made upon a date which is not more than 30 days after the Participant’s Separation from Service; provided, however, that in the event a Participant is a Specified Employee, such Participant shall receive payment of his Capital Accumulation Account under the Frozen Post-2004/Pre-2008 Terms on the first day of the seventh month following his Separation from Service.
     5.4 Distribution Elections of Participants. To the extent permitted by Section 409A, each Participant shall have the opportunity to file an election with respect to the form and time of his Capital Accumulation Account. Subject to the provisions of Section 409A, such election shall (i) specify a lump sum payment or substantially equal annual installment payments, not to exceed five years; and (ii) specify a fixed date or a fixed schedule which meets the requirements of Section 409A on which payments are to be made.
     5.5 Special Transition Elections. During 2005, 2006, 2007 and 2008, a Participant may make elections to receive payment of his Capital Accumulation Account without complying with the requirements of Section 5.4; provided that any such election shall only be effective if it does not accelerate a payment to be made, or defer a payment from being made, in the year in which such election is made.
     5.6 Alternative Payment Forms. Except as permitted under Section 409A, no acceleration of the time or form of payment of a Participant’s Capital Accumulation Account under the Frozen Post-2004/Pre-2008 Terms shall be permitted. Notwithstanding the foregoing and as permitted under Section 409A with the Company’s consent, a Participant may elect to delay payment or to change the form of payment of his Capital Accumulation Account if all the following conditions are met:
     (i) Such election will not take effect until at least twelve months after the date on which the election is made; and
     (ii) The payment with respect to which such election is made is deferred for a period of not less than five years from the date such payment would otherwise be made; and
     (iii) Any election for a “specified time (or pursuant to a fixed schedule)” within the meaning of Section 409A(a)(2)(A)(iv) of the Code, may not be made less than twelve months prior to the date of the first scheduled payment.
To the extent permitted under Section 409A, installment payments shall be treated as a single payment.

     5.7 Payment upon Change in Control. Notwithstanding any other provision of the Frozen Post-2004/Pre-2008 Terms to the contrary, to the extent permitted under Section 409A, upon a Change in Control, the balance of the Capital Accumulation Accounts of Participants under the Plan shall be paid to Participants within 15 days following the Change in Control.
     5.8 Distributions Upon Death. Upon the death of a Participant (including a Participant who is a Specified Employee), the balance of his Capital Accumulation Account shall be paid to his Beneficiary pursuant to the provisions of Sections 5.2 and 5.3 and Article VI.
     5.9 Taxes. In the event any taxes are required by law to be withheld or paid from any payments made pursuant to the Plan, the Company shall cause the withholding of such amounts from such payments and shall transmit the withheld amounts to the appropriate taxing authority. In addition, it is the intention of the Company that benefits credited to a Participant under the Plan shall not be included in the gross income of the Participants or their Beneficiaries until such time as benefits are distributed under the provisions of the Plan. If, at any time, it is determined that benefits under the Plan are currently taxable to a Participant or his Beneficiary, the amounts credited to the Participant’s Capital Accumulation Account which become so taxable shall be distributable immediately to him; provided, however, that in no event shall amounts so payable to a Participant exceed the value of his Capital Accumulation Account.

ARTICLE VI
BENEFICIARIES
     In the event a Participant dies before his interest under the Plan in his Capital Accumulation Account has been distributed in full, any remaining interest shall be distributed in a single sum to his Beneficiary, who shall be the person designated as such in writing by the Participant in the form and manner specified by the Company. In the event a Participant does not designate a Beneficiary or his designated Beneficiary does not survive him, his beneficiary under the OMG Profit Sharing Plan shall be his Beneficiary for Plan purposes.

ARTICLE VII
ADMINISTRATIVE PROVISIONS
     7.1 Administration. The Plan shall be administered by the Company as an unfunded plan that is not intended to meet the qualification requirements of Section 401 of the Code and that is intended to satisfy the provisions of Section 409A.
     7.2 Powers and Authorities of the Committee. The Committee, as appointed by the Company, shall have powers, authorities, or responsibilities for the operation and administration of the Plan so designated in writing by the Company and may employ such attorneys, agents, and accountants as it may deem necessary or advisable to assist it in carrying out such duties. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own willful misconduct or lack of good faith. Members of the Committee shall not participate in any action or determination regarding their own benefits, if any, payable under the Plan.
     7.3 Indemnification. In addition to whatever rights of indemnification a member of the Committee, or any other person or persons to whom any power, authority, or responsibility is delegated pursuant to Section 7.2, may be entitled under the articles of incorporation, regulations, or by-laws of the Company, under any provision of law, or under any other agreement, the Company shall satisfy any liability actually and reasonably incurred by any such member or such other person or persons, including expenses, attorneys’ fees, judgments, fines, and amounts paid in settlement, in connection with any threatened, pending, or completed action, suit, or proceeding which is related to the exercise or failure to exercise by such member or such other person or persons of any of the powers, authority, responsibilities, or discretion provided under the Plan.

ARTICLE VIII
AMENDMENT AND TERMINATION
     The Company may amend, modify, suspend or terminate the Plan for any purpose, except that no such amendment, modification, suspension or termination shall adversely affect any Participant who is receiving benefits under the Plan or whose Capital Accumulation Account is credited with any Supplemental Contributions thereto, unless an equivalent benefit is otherwise provided under another plan or program sponsored by the Company.

ARTICLE IX
MISCELLANEOUS
     9.1 Non-Alienation of Benefits. No benefit under the Plan shall at any time be subject in any manner to alienation or encumbrance. If any Participant or Beneficiary shall attempt to, or shall, alienate or in any way encumber his benefits under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any time any such benefits would otherwise be received by anyone else or would not be enjoyed by him, his interest in all such benefits shall automatically terminate and the same shall be held or applied to or for the benefit of such person, his spouse, children, or other dependents as the Board may select.
     9.2 Payment of Benefits to Others. If any Participant or Beneficiary to whom a benefit is payable is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother, or sister, or any other individual deemed by the Board to be maintaining or responsible for the maintenance of such person. Any payment made in accordance with the provisions of this Section 9.2 shall be a complete discharge of any liability of the Plan with respect to the benefit so paid.
     9.3 Plan Non-Contractual. Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by the Company to continue his employment with the Company, and nothing herein contained shall be construed as a commitment on the part of the Company to continue the employment or the annual rate of compensation of any such person for any period, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been established.
     9.4 Funding. The Company may cause Plan benefits to be paid from the Trust, which is a grantor trust that provides a source for the funding of Plan benefits. Subject to the provisions of the trust agreement governing the Trust, the obligation of the Company under the Plan to provide a Participant or a Beneficiary with a benefit constitutes the unsecured promise of the Company to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of the Company.
     9.5 Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Company, its officers, employees, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
     9.6 Section 409A. Notwithstanding any provision to the contrary in the Plan, nothing shall restrict the Company’s right to amend the Plan, without the consent of Participants and without additional consideration to affected Participants, to the extent necessary to avoid taxation, penalties, and/or interest arising under Section 409A, even if such amendments reduce, restrict, or eliminate rights granted thereunder before such amendments. Although the Company shall use its best efforts to avoid the imposition of taxation, penalties, and/or interest under Section 409A, tax treatment of deferrals and other credits under the Plan is not warranted or guaranteed. If, at any time, it is determined that amounts deferred pursuant to the Plan are currently taxable to a Participant or his Beneficiary under Section 409A, the amounts credited to such Participant’s Capital Accumulation Account which become so taxable shall be distributed immediately to him; provided, however, that in no event shall amounts so payable under the Plan to a Participant exceed the value of his Separate Account. Notwithstanding the foregoing, the Company, any Affiliate, or any delegate shall not be held liable for any taxes, penalties, interest or other monetary amount owed by any Participant, Beneficiary, or other person as a result of the deferral or payment of any amounts under the Plan or as a result of the administration of amounts subject to the Plan.

     9.7 Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.
     9.8 Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.
     Executed at Cleveland, Ohio, this       day of                    , 2007.

OM GROUP, INC.

By:

Title:

EXHIBIT A
Participant whose Vested Benefits are Payable at 65 in a Single Sum

1.	Mark Labovitz
2.	Paul D. Schulz
3.	Michael J. Scott

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